Exhibit 10.01

‘PAY SOURCING’ PRODUCT AGREEMENT

between

PAY.ON Asia Ltd. (Hong Kong)

21/F ICBC Tower, Citibank Plaza

3 Garden Road

Hong Kong

- hereinafter “PAY.ON” -

and

Sino Payments, Inc. (USA, Nevada; OTCBB: SNPY)

Hong Kong Office: 12th Floor, Des Voeux Commerical Bldg.

212-214 Des Voeux Road Central

Sheung Wan, Hong Kong

- hereinafter “CLIENT” -

Preamble

PAY.ON is specialized in the offer and operation of payment technologies for payment providers and financial institutions. PAY.ON has developed software products for these and operates a hardware infrastructure. PAY.ON itself does not act as a payment service provider.

The CLIENT (among other things) provides payment and/or fraud control services for retailers, service providers and end customers and for these purposes maintains contractual relations with retailers, as well as with, for example, banks, acquirers, wallet providers, clearing houses or risk management providers (hereinafter also referred to as CONTRACT PARTNERS).

The CLIENT is seeking technologies which facilitate the handling of services related to payment and/or fraud control processes and intends to provide services for its CLIENTS with the assistance of PAY.ON product technologies.

Now therefore the Parties have agreed as follows:

§ 1 Subject Matter of the Contract

1.

PAY.ON shall provide to the CLIENT the services detailed in the Product Specifications (Appendix A to this agreement) based on this contractual agreement, which is comprised of the following:

1.1

this ‘Pay Sourcing Product Agreement’,

1.2

the ‘Pay Sourcing Product Specification’ in its currently valid version (Appendix A to this agreement),

1.3

the ‘Pay Sourcing Product Pricing’ (Appendix B to this agreement),

1.4

General Terms and Conditions of PAY.ON in their respectively applicable version at the moment of signing this agreement; the currently applicable version can be viewed at www.payon.com/terms,

1.5

the ‘Pay Sourcing Standard Operating Procedure’ (“SOP”) (Appendix C to this agreement),

1.6

further components are the Connectors list and the interface description in each case in the version valid at the time of the contract’s conclusion.

2.

The above parts of the contract apply in the case of possible conflicts in the very order as listed.

3.

The services include within the contractually agreed scope in particular services on the grounds of the processing software (payment and fraud control), its Business Intelligence Platform (configuration, monitoring, analysis and billing) and the Support Communication Center (support, account management).

§ 2 Availability of Service

The availability of services owed by PAY.ON within the framework of Application Service Providing (ASP) or Software as a Service (SaaS) depends on the agreed range of services.

The PAY.ON service is deemed available if the servers via which the agreed services of PAY.ON are running, are connected via an access node with the Internet (TRANSFER POINT) and the services run free of major defects, as well as during potential power-downs within the framework of the agreed maintenance windows (see below). In this context, shall be deemed major defects those of error categories 1 (“Blocker”) and 2 (“Major”) according to Item 8 of the SOP.

Measuring the availability of the servers’ connection with the Internet is carried out by an external monitoring service, i.e. watchmouse.com.

The following availability times are agreed on (please check as appropriate):

□ Offer for Premium Availability Level

Average monthly availability of servers and data paths up to TRANSFER POINT of 99.0% (7.299 hours downtime/month); at a monthly price of EUR 2,000.

□ Offer for Standard Availability Level

Average monthly availability of servers and data paths up to TRANSFER POINT of 98.0% (14.599 hours downtime/month); at a monthly price of EUR 0.-.

To maintain the quality and security of PAY.ON services the Contract Parties agree to a total scheduled downtime (“maintenance windows”) of a maximum three hours per month during which the system according to schedule will not be available. During these maintenance windows the service is deemed available despite the interruption (cf. para. 2). The scheduled maintenance windows will be announced at least two weeks prior to the scheduled power-down on the Website of www.trust.payon.com and via eMail to the indicated eMail-address (cf. Item 11 SOP).

§ 3 Liability of PAY.ON in the Event of Availability Downtimes

The Contract Parties are aware of the fact that processing payments via the Internet bears specific risks which can only be insured against on a limited scale or which can not be insured within an economically viable scale; this applies, among other things, to damage in conjunction with availability downtimes. On the other hand, the parties involved in the commercial transactions are interested in having services rendered within this context at reasonable conditions, so as to keep the transaction cost of payments via the Internet – also in the interest of end customers – as low as possible.

It is against this background that the Parties, in derogation from Item 11 of PAY.ON Terms and Conditions agree the following limitation of liabilities:

a)

Cause of Damage: This limitation of liabilities only applies to damages based on availability disturbances caused by PAY.ON’s slight negligence.

b)

Type of Damage: This limitation of liabilities covers all damages of the CLIENT

-

concerning CLIENT’s lost profits

-

resulting from the fact that CLIENT’s CONTRACT PARTNERS claim lost profits vis-à-vis the CLIENT or

-

that the CLIENT suffers due to claims raised by his CONTRACT PARTNERS that rely on lost profits suffered by any eventual member of anther supply chain of the CONTRACT PARTNERS.

c)

PAY.ON’s liability for damages pursuant to lit. a) or b) occurring in a calendar month is overall limited per calendar month to the amount that corresponds to the average monthly invoice amount to pay by the CLIENT according to this contract. Reference time for the calculation of the average invoice amount are the three last months before the damaging event; if such reference time cannot be determined because the current contractual relationship does not exist since three months, it shall be referred to the remuneration claims of PAY.ON arisen and extrapolated accordingly; if no remuneration claims of PAY.ON has arisen, and therefore the average amount to be paid by the CLIENT cannot be determined, the liability according to phrase 1 is limited to the fixed sum of EUR 1000.--.

The aforementioned liability restriction also applies to vicarious agents of PAY.ON.

All other damages are regulated according to Item 11 of PAY.ON Terms and Conditions.

§ 4 Client’s Duties

1.

The CLIENT shall forward the following documents or information to PAY.ON:

1.1

a trade register excerpt,

1.2

a copy of a valid personal document from its representative, that contains the actual valid home address of the latter, and

1.3

its VAT identification number.

2.

The CLIENT shall provide all documents required for the handling of this agreement.

3.

The CLIENT shall enter contractual relations with CONTRACT PARTNERS provided that these are required for the application of the Processing Software and shall provide all information to PAY.ON that is necessary to perform this contractual agreement.

4.

The CLIENT’s billing thru PAY.ON will start on October 01, 2009.

§ 5 Term

This agreement comes into effect upon signing of the same for a contractually fixed term of five years. This agreement shall extend by a respective two years unless cancelled by either Contract Party at 12 months’ notice prior to the expiration of the respective term.

§ 6 Separability Clause

If any provision of this Agreement is declared invalid, illegal or unenforceable, the other provisions of this Agreement that can be given effect without the invalid, illegal or unenforceable provision shall not be affected. If any provision of this Agreement does not comply with any law, ordinance or regulation, such provision to the extent possible shall be interpreted in such a manner to comply with such law, ordinance or regulation, or if such interpretation is not possible, it shall be deemed to satisfy the minimum requirements thereof. This Agreement may be executed in two or more counterpart copies, each of which shall be deemed to be an original, but all of which shall constitute the same agreement.

§ 7 Governing Law and Venue

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to any conflicts of law rules.

Venue of any suit arising out of or relating to this Agreement shall exclusively be in the proper courts of Hong Kong. The parties hereby consent and submit to the exclusive jurisdiction and venue of those courts.

The parties hereby waive all defenses of lack of personal jurisdiction and forum non-conveniens. Process may be served on either party in the manner authorized by applicable law or court rule.

Makati City, Philippines ………………..	Hong Kong ……………

PAY.ON Asia Ltd. (Hong Kong)	Sino Payments, Inc. (US, Nevada;
OTCBB: SNPY)
____________________________________	____________________________________

Dr. Tschangiz Scheybani	Mr. Matthew Mecke
(Managing Director – Asia)	(CEO & Chairman)

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